Exhibit 5

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is dated as of March 2, 2012, by and among Union Bank, N.A., a national banking association as escrow agent (the “Escrow Agent”), Universal American Corp., a Delaware corporation (“Parent”), and Partners Healthcare Solutions Holdings, L.P., a Delaware limited partnership (“APSLP”).

PRELIMINARY STATEMENT

Each of Parent, APS Merger Sub, Inc., a Delaware corporation (“Merger Sub”), APSLP and Partners Healthcare Solutions, Inc., a Delaware corporation (the “Company”), are party to the Agreement and Plan of Merger, dated as of January 11, 2012 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, on the date hereof, the parties hereto desire to effect a business combination of Parent and the Company by means of a merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of the Merger. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to Section 2.11 of the Merger Agreement, Parent has deposited with the Escrow Agent a number of Initial Parent Shares equal to the quotient obtained by dividing (x) $10,500,000 by (y) the Parent Closing Price (such shares being the “Escrow Shares” and together with any dividends or distributions declared or made by Parent in cash or property, including any New Shares, in respect of the Escrow Shares that have not been released from the Escrow Fund the (“Escrow Fund”)), which Escrow Fund shall be used (a) to satisfy the indemnification obligations of APSLP pursuant to Section 8.2 of the Merger Agreement and (b) at the sole option of Parent, to fund the payment of all amounts, if any, due and owing to Parent pursuant to the terms and conditions of Section 2.10(d) of the Merger Agreement.

Parent and APSLP desire to establish the terms and conditions pursuant to which the Escrow Fund will be established and maintained and to appoint the Escrow Agent as the escrow agent upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Escrow Agent and Escrow Account.

1.1 Escrow Agent. Parent and APSLP hereby appoint the Escrow Agent as the escrow agent to hold the Escrow Fund in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby accepts such appointment subject to the terms, conditions and provisions of this Agreement.

1.2 Escrow Account. On the date hereof (the “Closing Date”), Parent shall deposit with the Escrow Agent an original certificate, registered in the name of APSLP, representing the Escrow Shares. The Escrow Agent shall acknowledge in writing to Parent and APSLP the receipt of the original certificate, registered in the name of APSLP, representing the Escrow Shares.

1.3 Dividends and Distributions. In the event that Parent declares or pays any dividends or distributions in cash or property, including any New Shares, in respect of the Escrow Shares that have not been released from the Escrow Fund, Parent shall promptly deposit or deliver such cash or property, in the case of a cash dividend or distribution, by wire transfer of immediately available funds to the account set up by the Escrow Agent (the “Cash Escrow Account”) as follows:

Union Bank, N.A.

ABA: 122000496

Account: 37130196431

Account Name: TRUSDG

For Further Credit: 6711974400

Attention: Corporate Trust, James Myers

and in the case of any dividend or distribution of property, by delivery of such property (or book-entry confirmation thereof, in the case of any New Shares issued in book-entry form) to the Escrow Agent. For the avoidance of doubt, any such cash or property shall be added to the Escrow Fund and become a part thereof. APSLP (or its direct or indirect owners) shall pay any Taxes on such dividends or distributions on the Escrow Shares, subject to Section 2.3.

1.4 Certificates. In the event that the Escrow Agent is required to deliver any Escrow Shares to Parent pursuant to this Agreement, Parent shall exchange the certificate that the Escrow Agent holds in relation to the Escrow Shares with an original certificate, registered in the name of APSLP, representing the Escrow Shares remaining in the Escrow Fund after the delivery of any Escrow Shares to Parent pursuant to this Agreement. In the event that the Escrow Agent is required to deliver any Escrow Shares to APSLP pursuant to this Agreement, Parent shall exchange the certificate that the Escrow Agent holds in relation to the Escrow Shares with two original certificates, both registered in the name of APSLP, representing (i) the Escrow Shares to be delivered to APSLP pursuant to this Agreement and (ii) the Escrow Shares remaining in the Escrow Fund after the delivery of any Escrow Shares to APSLP pursuant to this Agreement. The Escrow Agent shall have no duty to solicit the return by Parent of any Escrow Shares to the Escrow Agent.

2. Investment of the Escrow Cash.

2.1 Investment.

(a) The Escrow Agent, as directed in writing by APSLP, shall invest all or any portion of the cash portion (if any) of the Escrow Fund (the “Escrow Cash”) and any income or interest earned or accrued with respect to the foregoing, in any of the following (the “Permitted Investments”): (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof with a maturity of not more than thirty (30) days; (ii) commercial paper at the time of investment and any renewal rated A-1 or higher by Standard & Poor’s Corporation or Prime-1 or higher by Moody’s Investor’s Service, Inc.; and (iii) money market funds all of whose funds are invested in any of the foregoing, including any fund for which the Escrow Agent or an affiliate of the Escrow Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian, notwithstanding that (A)

the Escrow Agent or an affiliate of the Escrow Agent charges and collects fees and expenses from such funds for services rendered (provided that such fees and expenses are on terms consistent with terms negotiated at arm’s length with an un-affiliated third party) and (B) the Escrow Agent charges and collects fees and expenses for services rendered pursuant to this Agreement. If the Escrow Agent does not receive written instructions from APSLP regarding the investment of any portion of the Escrow Cash, then the Escrow Agent shall invest such portion of the Escrow Cash with respect to which it received no instructions in the HighMark Diversified Money Market Fund, Fiduciary Shares, Ticker HMDXX, CUSIP No. 431114883.1

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made in accordance with this Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or any such Affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(c) The Escrow Agent shall have no obligation to invest the Escrow Cash if deposited with the Escrow Agent after 10:30 a.m. Pacific Time/1:30 p.m. Eastern Time on the day of deposit. Instructions received after 10:30 a.m. Pacific Time/1:30 p.m. Eastern Time will be treated as if received on the following Business Day. “Business Day”, solely with respect to the Escrow Agent for purposes of this Agreement, means any day the Escrow Agent is open for business at the address set forth herein.

2.2 Statements. The Escrow Agent shall deliver to Parent and APSLP, with respect to the Cash Escrow Account, periodic cash transaction statements (each, a “Statement”), which shall include details for all investment transactions effected by the Escrow Agent or brokers selected by APSLP or any investment advisor to APSLP. Upon Parent’s and APSLP’s election, such statements will be delivered via the Escrow Agent’s Online Trust and Custody service and upon electing such service, paper statements will be provided only upon request. Parent and APSLP waive the right to receive brokerage confirmations of security transactions effected by the Escrow Agent as they occur, to the extent permitted by law. Parent and APSLP further understand that trade confirmations for securities transactions effected by the Escrow Agent will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.

1 APSLP hereby acknowledges that it has received and has had the opportunity to read the Prospectus for the selected investment of the Escrow Fund and understands that investments in money market are not insured by the Federal Deposit Insurance Corporation and are not obligations of or guaranteed by the Escrow Agent.

2.3 Income and Taxes; Permitted Sales.

(a) Any interest, dividends or other earnings received in respect of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund and shall be invested as provided in Section 2.1(a) until disbursed in accordance with the terms hereof. The parties agree that APSLP shall be treated as the owner of the Escrow Fund for United States federal income Tax purposes, and will report all income, if any, that is earned on, or derived from, the Escrow Fund as the income of APSLP in the taxable year in which such income is properly includible.

(b) APSLP shall be permitted to sell any or all of the Escrow Shares in the Escrow Fund, with the net cash proceeds of such sale of Escrow Shares to remain as property of the Escrow Fund, to the extent APSLP, together with any entity that is an Affiliate of GTCR Golder Rauner II, L.L.C. (“GTCR LLC”) or any fund that is managed by GTCR LLC or an Affiliate of GTCR LLC, have sold all of the Parent Closing Shares held by them other than the Escrow Shares. For purposes of clarification, if APSLP exercises this right to sell any or all of the Escrow Shares, the Escrow Agent will release to APSLP the Escrow Shares from the Escrow Fund upon written notice from APSLP (with a concurrent copy to Parent). APSLP shall (i) as soon as reasonably practicable (and in any event not later than ten (10) Business Days following the release of such Escrow Shares to APSLP), deliver to Parent evidence, in form and substance reasonably satisfactory to Parent, of the amount of net proceeds received upon the sale of such Escrow Shares and deposit such net proceeds into the Escrow Fund or (ii) not later than ten (10) Business Days following the release of such Escrow Shares to APSLP, re-deposit such Escrow Shares into the Escrow Fund. The Escrow Agent will not be involved in any such sale including that the Escrow Agent will not be responsible for selling the Escrow Shares on APSLP’s behalf.

(c) After 5:00 p.m. Pacific Time on March 31, June 30, September 30 and December 31 of each year, or the next Business Day if any such date is not a Business Day, or, in the event of a sale of Escrow Shares pursuant to Section 2.3(b), on the settlement date of such sale, the Escrow Agent shall disburse to APSLP an amount equal to the product of (i) the amount of any dividend income, short-term capital gain, long-term capital gain, or ordinary income, as applicable, recognized by APSLP with respect to the Escrow Fund or with respect to such sale and (ii) the maximum U.S. federal income tax rate for an individual that is a United States person (within the meaning of section 7701(a)(30) of the Code) applicable to qualified dividend income, short-term capital gain, long-term capital gain, or ordinary income, as applicable, for the taxable year in which such income is recognized plus 5 percentage points, concurrently with receipt of such dividends, gains or income by the Escrow Fund, in accordance with written instructions delivered by APSLP to the Escrow Agent (with a concurrent copy to Parent) not later than five (5) Business Days prior to such date; provided, that if, during such five (5) Business Day period, the Escrow Agent (with a concurrent copy to APSLP) has received a written notice from Parent disputing such disbursement or the amount thereof, then (A) with respect to the aggregate amount (if any) of such disbursement that is not in dispute, the Escrow Agent shall disburse such amount to APSLP and (B) with respect to the aggregate amount of such disbursement that is in dispute, the Escrow Agent shall not disburse any amount until receipt of (x) a joint written notice from Parent and APSLP directing all or a portion of such amount to be disbursed to APSLP or (y) a copy of a final, non-appealable order of a Chosen Court (as defined below) with respect to such amount. Such instructions will specify the exact amount to be disbursed to APSLP. The Escrow Agent is not liable for the accuracy of any calculations or the sufficiency of any funds for any purpose under this Agreement.

(d) The Escrow Agent shall report to the IRS, as of each calendar year-end, all income earned from the investment of any Escrow Cash and Escrow Shares held in the Escrow Fund as and to the extent required by Law.

(e) Prior to the date hereof, Parent and APSLP have provided the Escrow Agent with certified United States Federal Tax identification numbers of Parent and APSLP, respectively, by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The parties understand that if such Tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any amounts otherwise payable hereunder.

(f) Notwithstanding anything to the contrary, the Escrow Agent shall be entitled to withhold from any payment of the Escrow Fund to APSLP, any amount required to be withheld by applicable Law. The Escrow Agent shall timely remit any withheld amounts to the appropriate Taxing Authorities. Any amount so withheld shall be treated for purposes of this Agreement as having been paid to APSLP.

2.4 Certificate of Incumbency. Parent and APSLP shall each execute and deliver to the Escrow Agent a certificate of incumbency substantially in the form of Schedule I hereto for the purpose of establishing the identity of the respective representatives of Parent and APSLP entitled to issue instructions or directions to the Escrow Agent on behalf of each such party. In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the appropriate party. Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

3. [Reserved]

4. Procedures with Respect to Indemnity Claims.

4.1 If Parent intends to assert a claim against the Escrow Fund on behalf of any Parent Indemnified Person pursuant to Section 8.2 of the Merger Agreement, subject to the limitations set forth in Section 8.1 and Section 8.2 of the Merger Agreement (including the provisions of Section 8.2(d) of the Merger Agreement), Parent shall deliver a written notice (a “Notice of Loss”) to the Escrow Agent (with a concurrent copy to APSLP). Each Notice of Loss shall specify in reasonable detail, to the extent then known, the basis of such claim and such Parent Indemnified Person’s good faith estimate of the aggregate amount of its Losses.

4.2 If, by 5:00 p.m. Pacific Time thirty (30) days after receipt by the Escrow Agent (with a concurrent copy to APSLP) of a Notice of Loss (the “Objection Period”), the Escrow Agent (with a concurrent copy to Parent) has not received a written notice from APSLP (an “Objection Notice”) disputing the right of Parent to indemnification or the amount of indemnification sought in such Notice of Loss, then Parent shall deliver written notice to the Escrow Agent (with a concurrent copy to APSLP) setting forth the Fair Market Value of Parent Common Stock as of the expiration of the Objection Period and the number of Escrow Shares to be delivered to Parent in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement and, subject to Sections 4.5 and 5, the Escrow Agent shall, unless by 5:00 p.m. Pacific Time five (5) Business Days after receipt by the Escrow Agent of such written notice (the “Methodology Objection Period”) the Escrow Agent (with a concurrent copy to Parent) has received written notice (a “Methodology Objection Notice”) from APSLP disputing the methodology pursuant to which Parent determined the Fair Market Value of such Parent Common Stock, deliver to Parent from the Escrow Fund the number of Escrow Shares specified in such Notice of Loss.

4.3 If, during the Objection Period, the Escrow Agent and Parent receive an Objection Notice, then: (a) with respect to the aggregate amount (if any) of Losses set forth in the applicable Notice of Loss that are not in dispute, Parent shall deliver a written notice to the Escrow Agent (with a concurrent copy to APSLP) setting forth the Fair Market Value of Parent Common Stock as of the date of such Objection Notice and the number of Escrow Shares to be delivered to Parent in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement and, subject to Sections 4.5 and 5, the Escrow Agent shall, unless within the Methodology Objection Period it and Parent have received a Methodology Objection Notice from APSLP, deliver to Parent from the Escrow Fund the number of Escrow Shares specified in such notice; and (b) with respect to the aggregate amount (if any) of Losses set forth in the applicable Notice of Loss that are in dispute or if a Methodology Objection Notice has been delivered in accordance with the foregoing, the Escrow Agent shall not release any Escrow Shares in respect of such amount in dispute until receipt of (i) a joint written notice from Parent and APSLP directing the disposition of all or part of the remaining Escrow Fund in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement or (ii) a copy of a final, non-appealable order of a Chosen Court (defined below) with respect to the amount of the disputed Losses set forth in the Objection Notice, together with a written notice from Parent (which Parent shall concurrently deliver to APSLP) setting forth the Fair Market Value of Parent Common Stock as of the date of such final, non-appealable order and the number of Escrow Shares to be delivered to Parent in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement, subject to, in the case of clause (ii), the Escrow Agent and Parent not having received a Methodology Objection Notice from APSLP during the Methodology Objection Period (and if a Methodology Objection Notice has been so received, then the Escrow Agent shall not release any Escrow Shares in respect of such amount in dispute until receipt of a joint written notice from Parent and APSLP directing the disposition of all or part of the remaining Escrow Fund in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement). Upon receipt of any such notice delivered pursuant to Section 4.3(b)(i) and/or Chosen Court determination, as applicable, and following the expiration of the Methodology Expiration Period in the case of a Chosen Court determination, the Escrow Agent shall promptly, and in any event within three (3) Business Days thereafter, implement its terms. The Escrow Agent shall be entitled to conclusively rely upon any such notice delivered in accordance with this Section 4.3.

4.4 Outstanding Claims. Any Notice of Loss that is not resolved or disposed of pursuant to Section 4.2 or 4.3 prior to the Escrow Termination Date (as defined below) and any Notices of Loss delivered by Parent in accordance with Section 4.1 of this Agreement that is not resolved prior to the Escrow Termination Date shall constitute an “Outstanding Claim.” The Notice of Loss represented by each Outstanding Claim shall specify in reasonable detail, to the extent then known, the basis of such claim and such Parent Indemnified Person’s good faith estimate of the aggregate amount of its Losses.

4.5 Cash Payment Election. Notwithstanding the foregoing, in accordance with Section 8.2(e) of the Merger Agreement, APSLP, on its behalf or on behalf of any Indemnifying APSLP Partner that is obligated to make an indemnification payment to Parent pursuant to Section 8.2(a) or Section 8.2(h) of the Merger Agreement, may, in its sole discretion, provide written notice to the Escrow Agent (with a concurrent copy to Parent) of its election to pay any portion of such payment amount in cash (a “Cash Payment Election”) in an amount equal to such amount of the Indemnifiable Loss that is not paid in Escrow Shares, in which event, the number of Escrow Shares to be delivered to Parent pursuant to this Section 4 shall be reduced in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement, and such number of Escrow Shares not delivered to Parent as a result of such reduction shall instead be delivered to APSLP pursuant to a written notice delivered to the Escrow Agent by APSLP (with a concurrent copy to Parent).

4.6 For purposes of clarification, subject to Section 9, Escrow Agent is not responsible for determining whether any Notice of Loss, Objection Notice or Methodology Objection Notice meets the requirements of this Section or the Merger Agreement, and upon receiving any of the foregoing notices, the Escrow Agent shall assume that such notice complies with the requirements of this Section and/or the Merger Agreement.

5. Escrow Cash; Other Escrow Property. If the number of Escrow Shares to be delivered to Parent pursuant to Section 4, subject to APSLP’s sole option to make a Cash Payment Election and any applicable limitation set forth in the Merger Agreement, exceeds the number of remaining Escrow Shares in the Escrow Fund (such excess, if any, the “Escrow Share Shortfall Amount”), then, in addition to the Escrow Shares deliverable by the Escrow Agent to Parent pursuant to Section 4, the Escrow Agent shall deliver to Parent, by wire transfer of immediately available funds, an amount of cash equal to the lesser of (a) the product of (i) the Escrow Share Shortfall Amount and (ii) the Fair Market Value of Parent Common Stock determined as of the applicable date in accordance with the applicable provision of this Section 4, and (b) the aggregate amount of Escrow Cash then remaining in the Cash Escrow Account. If the aggregate amount of cash delivered to Parent pursuant to the immediately preceding sentence is insufficient to satisfy in full all amounts payable to Parent pursuant to Section 4 and any other property (other than cash and Escrow Shares) is then held in the Escrow Fund, then Parent and APSLP shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver to Parent such other property held in the Escrow Fund as Parent and APSLP shall mutually determine in good faith based on the fair market value of such other property and the aggregate amount owed to Parent pursuant to Section 4.

6. Distributions to APSLP from the Escrow Fund.

6.1 No later than five (5) Business Days after delivery of the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the year ended December 31, 2012 (the “2012 Audit”), Parent shall deliver to the Escrow Agent (with a concurrent copy to APSLP) a written notice (the “Audit Completion Notice”) signed by an authorized signatory of Parent stating (i) that the 2012 Audit has been completed, and (ii) the date of completion of the 2012 Audit (the “Audit Completion Date”).

6.2 Not later than three (3) Business Days following the later of (a) the first anniversary of the Closing Date and (b) forty-five (45) days following the Audit Completion Date (such date, the “Escrow Termination Date”), the Escrow Agent shall release and distribute the remaining Escrow Fund less a number of Escrow Shares (valued at the Fair Market Value of such Escrow Shares as of the Escrow Termination Date), Escrow Cash and/or other property included in the Escrow Fund (the fair market value of which shall be mutually determined in good faith by Parent and APSLP), in respect of (i) any amounts then payable to Parent in respect of all resolved but undelivered amounts owing to Parent as of the Escrow Termination Date as a result of (x) the expiration of the applicable Objection Period, (y) a joint settlement or (z) a non-appealable order of a Chosen Court, and (ii) the amount of all Outstanding Claims existing as of the Escrow Termination Date. For the avoidance of doubt, the aggregate amount of the Escrow Shares, Escrow Cash and/or other property included in the Escrow Fund that is released pursuant to this Section 6.2 shall be determined as set forth above, it being understood that the combination Escrow Shares, Escrow Cash and/or other property equaling such aggregate amount shall be determined at the sole option of APSLP.

6.3 Each Outstanding Claim shall be resolved in accordance with the procedures described in Section 4 of this Agreement, and, upon such resolution, (a) the amounts relating to such Outstanding Claim shall be delivered to Parent or APSLP, as applicable and (b) Parent and APSLP shall deliver to the Escrow Agent a joint written notice specifying the number of Escrow Shares (as calculated in accordance with the methodology set forth in Section 8.2(e) of the Merger Agreement), Escrow Cash and/or other property included in the Escrow Fund (the fair market value of which shall be mutually determined in good faith by Parent and APSLP) to be retained by the Escrow Agent, and the Escrow Agent shall so retain such Escrow Shares, Escrow Cash and other property, in respect of the aggregate amount of all Outstanding Claims then outstanding. For the avoidance of doubt, the aggregate amount of the Escrow Shares, Escrow Cash and/or other property included in the Escrow Fund that is released pursuant to this Section 6.3 shall be determined as set forth above, it being understood that the combination Escrow Shares, Escrow Cash and/or other property equaling such aggregate amount shall be determined at the sole option of APSLP.

7. Termination of this Agreement. This Agreement shall terminate as to the Escrow Fund, upon the full distribution of the Escrow Fund pursuant to Sections 4, 5 and/or 6, as applicable. Notwithstanding anything to the contrary herein, if Parent and APSLP issue a joint written notice instructing the disposition of the Escrow Fund, the Escrow Agent shall distribute the Escrow Fund, as specified in such joint written notice.

8. Sole Duties. The sole duties of the Escrow Agent hereunder are as indicated herein, and upon the disposition of the Escrow Fund, as herein provided, the Escrow Agent shall be deemed to have performed its duties and shall be automatically discharged from any further obligation in connection therewith.

9. Escrow Agent Not Liable. The Escrow Agent, in the performance of its duties hereunder, shall not be liable or responsible for any action taken or omitted to be taken hereunder in good faith as herein provided, except for its own willful misconduct or gross negligence.

10. Resignation; Successor Escrow Agent. The Escrow Agent or any successor escrow agent, as the case may be, may resign its duties and be discharged from all further duties or obligations hereunder at any time upon giving ten (10) Business Days’ prior written notice to the parties hereto. The Escrow Agent may be removed as escrow agent hereunder if both Parent and APSLP agree to such removal and give not less than ten (10) Business Days’ prior written notice thereof to the Escrow Agent. Parent and APSLP will thereupon jointly designate a successor escrow agent hereunder within said ten (10) Business Day period to whom the Escrow Fund shall be delivered. Any successor escrow agent shall be a banking corporation or trust company having total assets in excess of $10,000,000,000, which shall agree in writing to be bound by the provisions hereof. In default of such joint designation of a successor escrow agent, the Escrow Agent shall be entitled to petition a Chosen Court for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding.

11. Notices. (a) Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended; (ii) if delivered by facsimile with receipt confirmed; or (iii) if delivered by certified mail, registered mail or courier service, return receipt received to the party at the address set forth below, to the persons indicated:

(i)	If to Parent, to:

Universal American Corp.

6 International Drive

Rye Brook, NY 10573-1068

Attention:   Tony L. Wolk

      Robert A. Waegelein

Telephone:  (914) 305-9256

       (914) 305-9206

Telecopy:    (914) 934-0700

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy: 212-757-3900

Attention:   Robert S. Schumer, Esq.

      Bruce Gutenplan, Esq.

(ii)	If to APSLP, to:

c/o GTCR Golder Rauner II, L.L.C.

300 North LaSalle Street

Suite 5600

Chicago, IL 60654

Telecopy: (312) 382-2201

Attention: David S. Katz

    Joseph P. Nolan

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Telecopy: (312) 862-2200

Attention: Margaret A. Gibson, P.C.

    Jason D. Osborn

(iii)	If to the Escrow Agent, to:

Union Bank, N.A.

350 California Street, 11th

San Francisco, CA 94104

Telecopy: (415) 273-2492

Attention: Corporate Trust Department, James Myers

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11(a).

(b) All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was received, provided that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after delivery thereof or (d) if by reputable overnight delivery service, on the third Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by applicable Law to be in a language other than English.

(c) Any notice delivered by Parent or APSLP to the Escrow Agent shall simultaneously be delivered by Parent or APSLP to the other party. Any notice to the Escrow Agent that calls for a distribution of funds to Parent or APSLP shall designate a bank and account number located in the United States.

12. Indemnification of Escrow Agent.

12.1 From and at all times after the date of this Agreement, Parent, to the fullest extent permitted by law, shall indemnify, defend and hold harmless the Escrow Agent and each director, officer, employee and agent of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable and documented attorneys’ fees, costs and expenses) (collectively, “Escrow Agent Damages”) incurred by or asserted against any of the Indemnified Parties from and after the date hereof as a result of or arising from any Action by any person, including APSLP or Parent, whether threatened or initiated, asserting a claim for any legal or equitable remedy arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to or the target of any such Action; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a Chosen Court to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. The obligations of Parent under this Section 12 shall survive any termination of this Agreement.

12.2 The parties agree that the payment by Parent of any claim by the Escrow Agent for indemnification hereunder shall not impair, limit, modify, or affect, as among Parent and APSLP, the respective rights and obligations of Parent, on the one hand, and APSLP, on the other hand, under the Merger Agreement.

13. Miscellaneous Matters Concerning Escrow Agent.

13.1 The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement if it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action. The rights of Escrow Agent under this Section 13.1 are in addition to all other rights which it may have by law or otherwise with respect to this Agreement, including the right to file an action in interpleader. The Escrow Agent acknowledges that any rights that it may have pursuant to this Agreement may only be exercised by it or on its behalf in its capacity as the Escrow Agent and, notwithstanding anything to the contrary herein, in the Merger Agreement or in any of the Financing Commitments (or the definitive agreements executed and delivered pursuant thereto), the Escrow Agent shall not have any rights under this Agreement or with respect to the Escrow Fund to the extent such rights arise as a result of the Escrow Agent’s or any of its Affiliates participation in the Financing.

13.2 The Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision of this Agreement.

13.3 The Escrow Agent shall be entitled to compensation for its services hereunder as set forth on Schedule II attached hereto, and for reimbursement of its reasonable and documented out-of-pocket expenses including the fees and costs of attorneys or agents which it may find necessary to engage in the performance of its duties hereunder. Except as otherwise provided in Section 12.1, the fees and expenses of the Escrow Agent shall be borne one half (1/2) by Parent and one half (1/2) by APSLP (which fees will be paid at the Closing). If any party shall pay more than its share of the compensation, such party shall have a right of contribution from the other with respect to such fees paid by that party. The Escrow Agent shall have, and is hereby granted, a right to set off and prior lien upon any Escrow Shares, Escrow Cash or other property that Parent or APSLP, as applicable, becomes entitled to receive pursuant to this Agreement with respect to such party’s share of its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities.

13.4 The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including, without limitation, the Merger Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. The Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.

13.5 The Escrow Agent may rely conclusively upon any notice, instruction (such as a wire transfer instruction), request, order, judgment, certification or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been executed by either of Parent or APSLP or by any Chosen Court (and delivered to the Escrow Agent by either of Parent or APSLP). In no event shall the Escrow Agent be liable for incidental, indirect, special, punitive or consequential damages (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

13.6 The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in any proceedings regarding a dispute between Parent and APLSP. If, however, the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel reasonably acceptable to Parent and APSLP and to obtain reimbursement as provided in Section 12.1.

13.7 Any entity into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity to which all or substantially all of the escrow business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

13.8 If the Escrow Fund shall be attached, garnished or levied upon by any court order (including, by bankruptcy), or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.9 Any Tax Returns required to be prepared and filed with respect to income earned on, or derived from, the Escrow Fund will be prepared and filed by APSLP as the beneficial owner of such income as provided in Section 2.3(a), whether or not income is received or distributed in any particular Tax year, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any Tax Return with respect to any income earned by the Escrow Cash or dividends or other distributions paid on Escrow Stock, except, in each case, for Tax Returns for information reporting and tax withholding purposes (e.g., on Forms 1099 and 1042, as applicable). Any Taxes payable on income earned from the investment of the Escrow Cash or with respect to distributions made on the Escrow Shares shall be the responsibility of APSLP whether or not the income is distributed to such party by the Escrow Agent. The Escrow Agent shall have no obligation to pay any Taxes; provided, however, that the Escrow Agent shall be entitled to withhold Tax from payments to APSLP pursuant to Section 2.3(f).

13.10 The obligations contained in this Section 13 shall survive any termination of this Agreement.

13.11 The Escrow Agent shall not incur liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of the Escrow Agent (including any act or provision of any present or future law or regulation or governmental authority, any act of God or war, terrorism or the unavailability of the Federal Reserve Bank or other wire or communication facility).

13.12 When the Escrow Agent acts on any communication (including with respect to the delivery of securities or the wire transfer of funds) sent by electronic transmission, the Escrow Agent, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party involved or is not in the form the party involved sent or intended to send (whether due to fraud, distortion or otherwise). Absent gross negligence or willful misconduct, the Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Escrow Agent’s reliance upon and compliance with such instructions prior to receipt of subsequent instructions that conflict or are inconsistent with a subsequent written instruction. Parent or APSLP, as the case may be, agrees to assume all risks arising out of the use of such electronic transmission to submit instructions and directions to the Escrow Agent, including the risk of the Escrow Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

13.13 In the event wire instructions are given other than as set forth herein, such instructions must be communicated to the Escrow Agent in a signed written notice. The Escrow Agent shall seek confirmation of such instructions by telephone call-back to the proper party’s representative set forth on Schedule I, and the Escrow Agent may rely upon the confirmations of anyone purporting to be such representative so designated. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or APSLP to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

14. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto. To the extent that any provision of this Agreement conflicts with or differs from any provision of the Merger Agreement, with respect to the obligations of Parent and APSLP, the Merger Agreement shall prevail and govern for all purposes and in all respects and, with respect to the obligations of the Escrow Agent, the provisions of this Agreement shall prevail and govern for all purposes and in all respects. Notwithstanding the foregoing, the duties and obligations of the Escrow Agent shall be limited to, and determined solely in accordance with, the provisions of this Agreement, and the Escrow Agent shall not be charged with knowledge of, or any duties or responsibilities in respect of, the Merger Agreement.

15. Amendment; Waiver. This Agreement may not be amended, altered or modified except by an instrument in writing signed by Parent, APSLP and the Escrow Agent. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless set forth in writing by such party.

16. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. The Escrow Agent shall not be deemed to be transacting a banking or trust businesses or otherwise doing business in the State of Delaware for any purpose whatsoever solely by virtue of the choice of Delaware law to govern the terms of this Agreement.

17. Jurisdiction and Venue; Waiver of Jury Trial.

(a) EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE (EACH, A “CHOSEN COURT”), IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH CHOSEN COURT AND AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11. NOTHING IN THIS SECTION 17(a), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

18. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties (except the Escrow Agent).

19. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a mutually executed counterpart to this Agreement.

20. Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

21. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

22. Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to Parent, APSLP, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law.

23. No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

24. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; and (iii) references to any Section shall refer to the applicable Section of this Agreement unless otherwise specified.

25. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Parent and become pecuniarily interested in any transaction in which Parent or APSLP may be interested, and contract and lend money to Parent or APSLP and otherwise act as fully and freely as though it were not the Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Parent or APSLP or for any other entity.

26. USA PATRIOT Act. Prior to the Closing, Parent and APSLP shall provide to the Escrow Agent such information as the Escrow Agent may reasonably require to permit Escrow Agent to comply with its obligations under the federal USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001). The Escrow Agent shall not credit any amount of the Escrow Fund or any interest or investment proceeds earned thereon, or make any payment of all or a portion of the Escrow Fund or any interest or investment proceeds earned thereon, to any person unless and until such person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act. Further, each of the parties represents and warrants to the Escrow Agent that, as of the date hereof, it is not a hedge fund for purposes of the USA PATRIOT Act. If any of the parties is a hedge fund for purposes of the USA PATRIOT Act that is not sponsored by a registered investment advisor, such party agrees to enter into the form of due diligence Agreement provided by the Escrow Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PARENT:

UNIVERSAL AMERICAN CORP.

By:	/s/ James P. McAleer
Name: James P. McAleer
Title: VP, Corp. Treasurer

APSLP:

PARTNERS HEALTHCARE SOLUTIONS HOLDINGS, L.P.

By:	/s/ John McDonough
Name: John McDonough
Title: CFO

ESCROW AGENT:

UNION BANK, N.A., as Escrow Agent

By:	/s/ James Myers
Name: James Myers Title: Vice President

[Signature Page to Escrow Agreement]